Exhibit 99.1

NEWS RELEASE

Contact: Kevin Olsen, CFO, kolsen@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Announces the Retirement of

Edgar W. Levin from its Board of Directors

COLMAR, PENNSYLVANIA (February 21, 2017) – Dorman Products, Inc. (NASDAQ:DORM) today announced that Edgar W. Levin, has notified the Company that he intends to retire from the Company’s Board and will not stand for re-election as a director at the Company’s 2017 Annual Meeting of Shareholders. Mr. Levin’s term as director will cease at the conclusion of the 2017 Annual Meeting. Mr. Levin will remain a director and as a member of each committee of the Board to which he was appointed until the end of his term. Mr. Levin has served as a director since 1991. Mr. Levin will continue to serve as the President of Ed Levin Associates, a management consulting firm located in Boynton Beach, Florida. Mr. Levin is a former Senior Vice President of Paramount Communications, Inc., a media and entertainment company and its predecessor, Gulf & Western Industries, a large conglomerate and major manufacturer and distributor of automotive aftermarket parts. Mr. Levin was a member of the Office of the Chairman at Paramount Communications.

“On behalf of the entire Board, I would like to thank Ed for his many years of service and invaluable contributions to our Company and the Board” said Steven Berman, the Company’s Executive Chairman. “In addition to his 26 years of dedicated service as a member of the Board, Ed served with distinction as our Compensation Committee chair and provided invaluable guidance as the business has grown and matured.” The Company intends to commence a search for a new director to replace Mr. Levin.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.